                                     EXHIBIT 5.1



                              OPINION OF KNECHT & HANSEN

                                  February __, 1998


Board of Directors
BYL Bancorp
18206 Imperial Highway
Yorba Linda, California  92686

               Re:   BYL BANCORP COMMON STOCK

Gentlemen:

               We are acting as counsel for BYL Bancorp in connection with the Registration under the Securities Act of 1933, as amended (the "Act"), of at least 1,056,000 shares of Common Stock, no par value (the "Shares") of BYL Bancorp, a California corporation. A registration statement on Form S-4 (the "Registration Statement") will be filed under the Act with respect to the offering of the shares. Based upon the examination of such instruments, documents and records as we deem necessary, including the Registration Statement, we are of the opinion that:

               1. BYL Bancorp has been duly incorporated and is validly existing under the laws of the State of California.

               2. The shares of BYL Bancorp, to be offered by BYL Bancorp, have been duly authorized and, when issued after such time as the Registration Statement becomes effective under the Act, will be legally issued, fully paid, and nonassessable under the laws of the State of California.

               Consent is hereby given to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Exhibits to the Registration Statement.

                                        Very truly yours,



                                        /s/ Loren P. Hansen
                                        --------------------
                                        Loren P. Hansen of
                                          Knecht & Hansen